As filed with the Securities and Exchange Commission on December 21, 2006

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM SB-2

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XENACARE HOLDINGS, INC.

(Name of Small Business Issuer in Its Charter)

Florida	2836	20-3075747
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

3275 W. Hillsboro Boulevard, Suite 300

Deerfield Beach, Florida 33442

(954) 363-4507

(Address and Telephone Number of Principal Executive Offices)

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Frank Rizzo, President

3275 W. Hillsboro Boulevard, Suite 300

Deerfield Beach, Florida 33442

(954) 363-4507

(Name, Address and Telephone Number of Agent for Service)

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Copies of all communications to:

Brian A. Pearlman, Esq.

Arnstein & Lehr LLP

200 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

Telephone: (954) 713-7600

Facsimile No. (954) 713-7700

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Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share(1)	50,000	$5.00	$250,000	$27.93
Common stock, par value $0.001 per share(1)	679,000	$5.00	$3,395,000	$379.22
Total Registration Fee			$3,645,000	$407.15

———————

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

EXPLANATORY NOTE

This registration statements covers (a) the primary public offering by the Company of 50,000 shares of common stock and (b) the concurrent offering by certain selling stockholders of the Company of 679,000 shares of common stock previously issued by the Company to such shareholders. The primary public offering is being made on a self-underwritten basis by the Company on a best effort basis. A separate selling stockholder’s prospectus will be used by the selling stockholders in connection with the offering by them for their accounts of up 679,000 shares of common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: dated December 21, 2006

PROSPECTUS

XENACARE HOLDINGS, INC.

__________Shares

This prospectus covers 50,000 shares of common stock of XenaCare Holdings, Inc. being offered by the Company directly to investors on a “best efforts” self-underwritten basis at a price of $5.00 per share. There is no minimum amount that is required to be sold in this offering. The offering of these shares will terminate on no later than, 2007. No commissions or fees will be paid in connection with the sale of such shares. This is our initial public offering and no public market currently exists for our common stock. We have not applied to be listed on any trading market or exchange. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria.

This prospectus also covers 679,000 shares of common stock of XenaCare Holdings, Inc. being offered for resale by certain selling shareholders. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named on page.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Total	Price Per Share
Public offering price (aggregate proceeds)	$250,000	$5.00

The proceeds have been computed before deduction of costs that will be incurred in connection with this offering, including filing, printing, legal, accounting and transfer agent fees estimated at $50,000.

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_________________, 2007

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PROSPECTUS SUMMARY

This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for risk factors.

THE COMPANY

XenaCare Holdings, Inc., organized under the laws of Florida in June 2005, is the successor to XenaCare LLC, which was organized in 2001. We design, develop, market and sell non-prescription pharmaceuticals (“NPPs”) and personal lubrication gels. Our XenaCare Clinical division (i) is a provider of turn-key systems for the education, sale and distribution of non prescription pharmaceuticals (“NPPs”) and services at physicians’ healthcare offices (“XenaCare SOC”) and (ii) the development, formulation and brand building of a line of NPPs for the replenishment of nutrients lost due to pharmaceutical medications being sold through mass media buys (radio and television advertising), web sales and otherwise as an adjunct to sales in healthcare providers offices and through other channels of distribution (“XenaCare Clinical B.R.S.). Our XenaCare Performance division (i) is involved in the development and formulation of a line of NPPs (gels and creams) for the personal performance market (“XenaCare Personal Performance”), to be sold under the “Touch ‘n’ Tingle” brand and (ii) the development and formulation of a line of NPPs for the energy/lifestyle performance market to be sold through mass media buys (radio and television advertising), web sales and through other channels of distribution (“Xena Care Lifestyle Performance”).

Substantially all of our revenues to date have been generated from the XenaCare SOC’s, which distribute through physician offices our proprietary NPPs, including XenaCor, XenaTri and Xena Zyme Plus. Commencing in June 2005, we reduced our resources committed to the Xena Care SOC’s. At that time we reorganized, completed a private financing and changed the focus of our business to the development, sales and marketing of personal performance and lifestyle performance NPPs. Products developed include gels and creams for the personal performance market and products for the energy/lifestyle performance market. We have entered into agreements for manufacturing, packaging and distribution and fulfillment of our products. We have also engaged consultants to assist us in web hosting and the development and production of infomercials. We anticipate generating sales through our websites and from infomercials in the first quarter of 2007.

Our products are currently produced through various third party manufacturers on an order-by-order basis. We currently market these products through the Internet, pharmacies and doctors’ offices.

Our executive offices are located at 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442 and our telephone number is 954-363-4507. Our website is located at www.xenacare.com. Information on our website is not a part of this prospectus.

References throughout this prospectus to “XenaCare Holdings,” “XenaCare,” “the Company,” “we,” “us” and “our” refer to XenaCare Holdings, Inc., a Florida corporation and our subsidiaries.

THE OFFERING

Plan of Distribution

This prospectus covers up to 50,000 shares of our common stock, which are being offered on a “best efforts” basis on a self-underwritten basis by the Company. Offers will be made by the Company’s officers and directors. We will not pay any underwriting discounts or commissions.

This prospectus also covers up to 679,000 shares of our common stock, which may be sold by the selling shareholders identified in this prospectus.

As of December 15, 2006, there were 22,180,309 shares of our common stock outstanding.

Public Market

There is no public market for our common shares.

Use of Proceeds

We intend to apply the majority of the net proceeds of this offering to purchase inventory, marketing, advertising and working capital (including the payment of administrative salaries).

SUMMARY FINANCIAL AND STATISTICAL DATA

The financial data set forth below under the captions “Results of Operations Data” and “Balance Sheet Data” as of December 31, 2005 derived from our audited financial statements, included elsewhere in this Prospectus, by Jewett, Schwartz & Associates, independent public accountants. The data for the nine months ended September 30, 2006 is derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Results of Operations Data

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
		(unaudited)
Net sales	$728,522	$203,920
Cost of sales	252,398	131,948
Gross profit	476,124	71,342
Operating expenses	785,479	1,774,128
Net loss	$(309,355)	$1,714,306
Net loss per common share:
Basic and diluted	$(0.03)	$(0.08)
Weighted average number of common shares outstanding:
Basic	11,936,807	21,497,444

Balance Data

	December 31, 2005	September 30, 2006
		(unaudited)
Working capital	$34,614	$571,595
Total assets	$271,625	$754,336
Total liabilities	$55,223	$20,809
Shareholders’ equity	$216,402	$733,557

FORWARD LOOKING STATEMENTS

The discussion in this Prospectus regarding our business and operations includes “forward-looking statements” which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate,” “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. This disclosure highlights all material risks regarding our business and this offering.

We have a history of losses and if these losses continue you may lose your entire investment in our company.

We have a history of operating losses in our business and have incurred significant net losses since our inception. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section.

Our continued operating losses have contributed to the deterioration of our cash position. Further, we have used a significant amount of our cash for new product development, web hosting, infomercials, new product inventory and marketing materials including the publication of a book about our Products. We expect that cash on hand together with funds raised under this offering will permit us to fund our current operations for the next twelve months. Unexpected increases in negative cash flow from operations or the failure to generate sales from our new products would cause us to require additional external financing before that time. Under those circumstances, if we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations. In such event, the shares of our common stock may cease to have any value.

Our shares of common stock are not traded or quoted and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our company.

We do not have a public market for our common shares. Our shares of common stock are not traded or quoted. No trading in shares of common stock may develop. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Our common stock is covered by SEC “penny stock” rules which may make it more difficult for you to sell or dispose of our common stock, which could cause you to lose all or a portion of your investment in our company.

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

The interests of our controlling shareholders could conflict with those of our other shareholders resulting in the approval of corporate actions that are not in your interests.

Dr. Alan Xenakis, Frank Rizzo and Claude Borsi, our executive officers and principal shareholders, collectively own or control approximately 58% of our common stock. The shareholders are able to control the outcome of shareholder votes, including votes concerning: amendments to our articles and by-laws; the approval of significant corporate transactions like a merger or sale of our assets; and control the election of the board of directors. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.

Because there is a disparity in the price paid by our majority shareholders and the offering price you will experience immediate dilution of your investment.

The offering price of the common shares was arbitrarily determined without any consideration of the actual value of our company or what the market might pay for our stock. Immediately after the offering, the net tangible book value per common share will be $0.04 or 1.0% of your investment if we raise gross proceeds of $250,000 and $0.04 or 1.0% if we raise $150,000. This disparity will dilute your investment in our company.

We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders and our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares or your ability to sell your shares of common stock.

Our articles of incorporation permit our board of directors to issue up to 5,000,000 shares of preferred stock without shareholder approval. Currently no shares of the preferred stock are issued and outstanding. Shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Florida law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest. These provisions may decrease your ability to sell your shares of our common stock.

Our offering price has been arbitrarily determined and investors in this offering will experience substantial dilution.

The offering price of $5.00 per share has been determined by the Company based on certain relationships to its current and projected financial status. Such assumptions of value, however, may be incorrect. Therefore the offering price can be considered to have been arbitrarily determined and may bear no relationship to the Company’s present assets, earnings, book value, or any other objective standard of value. In addition, investors in this Offering will experience substantial immediate dilution in the value of their shares.

We do not anticipate paying dividends.

To date, XenaCare has paid no dividends. For the foreseeable future, it not is anticipated that the Company will pay any dividends. Earnings, if any, will be used by the Company to finance its future growth.

The use of proceeds in this offering is not specific and management has broad discretion to allocate such proceeds.

This offering seeks to raise limited funds, which are allocated only generally to the Company’s development, assets, and working capital needs as shown under “Use of Proceeds”. Investors, therefore, will entrust their funds to the management of the Company on whose judgment the investors must depend with only limited information about the specific purposes to which management intends to apply such funds. Our management will have broad discretion to allocate the proceeds from this offering among various corporate purposes.

Risks Related to The Business

If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

Outside manufacturers and suppliers make and supply all of our products. We do not have long-term agreements with our manufacturers or suppliers. Our profit margins and timely product delivery are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. As a precaution, we have approved alternate suppliers and manufacturers for our products. We believe we have dependable suppliers for all of our ingredients. If our suppliers are unable to perform, any delay in replacing or substituting such ingredients could affect our business. However, the failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

The nutrition industry and personal intimacy product market are intensely competitive and the strengthening of any of our competitors could harm our business.

The nutrition industry is intensely competitive. Many competitors have greater name recognition and financial resources, which may give them a competitive advantage. Our competitors may also be able to devote greater resources to marketing, promotional, and pricing campaigns that may influence our continuing and potential independent associates and members to buy products from competitors rather than from us. Such competition could adversely affect our business and current market share.

XenaCare may be subject to additional laws or regulations by the Food and Drug Administration or other federal, state or foreign regulatory authorities, subject to the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), or subject to more stringent interpretations of current laws or regulations, from time to time in the future which may adversely impact our business and operations.

We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. We also cannot predict what effect these regulations, and the related publicity from promulgation of such regulations, could have on consumer perceptions related to the non-prescription pharmaceutical market in which we will operate. The Company depends on positive publicity as it relates to the efficacy and overall health benefits derived from non-prescription pharmaceutical products. This could have a materially adverse affect on our business, financial condition, results of operations and cash flows. The Food and Drug Administration has also announced that it is considering promulgating new Good Manufacturing Practices regulations, specific to dietary supplements. Such regulations, if promulgated, may be significantly more rigorous than currently applicable regulations and contain quality assurance requirements similar to Good Manufacturing Practices regulations for drug products. Therefore, we may be required to expend additional capital resources on upgrading manufacturing processes and/or equipment in the future in order to comply with the law. The Food and Drug Administration or other governmental regulatory bodies could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products and expanded or different labeling and scientific substantiation. Any or all of such requirements could have a materially adverse affect on our business, financial condition, results of operations and cash flows. The Company’s failure to comply with applicable Food and Drug Administration regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and possible criminal prosecutions.

Our failure to comply with applicable regulatory requirements could result in, among other things, injunctions, product withdrawals, fines and possible criminal prosecutions.

The processing, formulation, packaging, labeling and advertising of our products are subject to governmental regulation. Congress has recognized the potential impact of supplements in promoting the health of US citizens by enacting the DSHEA. Because of the broad language of certain sections of DSHEA and the regulations that implement it, it is difficult for any company manufacturing or making dietary supplements to remain in strict compliance. If we do not comply we may be subject to penalties.

We rely on limited intellectual property protection as an important element of competition.

XenaCare pursues registrations for all of the trademarks associated with our key products under our trademark policy. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain foreign jurisdictions where our products are sold. However, the protection available, if any, in such jurisdictions may not be as extensive as the protection available to us in the United States.

Currently, we have no patents on our NPPs. However as we move forward with our branding strategy we plan to file for name trademarks on all our products. We will continue to use the current business strategy of adding proprietary blends to each NPP formula. More than the name trademark the proprietary blend formula makes formula replication challenging for any possible competitor. We believe adding proprietary blends make replication quite difficult and expensive. However, to the extent we do not have patents on our products, another company may replicate one or more of our products. Although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

If our insurance coverage is not sufficient to cover all risk exposure, we may be subject to losses.

XenaCare continues its efforts to maintain applicable insurance coverage for its officers, general liability insurance, and product liability insurance at levels deemed adequate by the Company’s Board of Directors. XenaCare cannot guarantee that these same levels of insurance, at premiums acceptable to XenaCare, will be available in the future. As related to product liability insurance, a reduction in coverage or exclusion for one or more key raw materials, may adversely affect our ability to continue our business as currently conducted. In addition, a loss of one or more of any of these insurance policies, or a claim-related loss in excess of insured limits might adversely affect our ability to continue our business as it is currently structured.

If our products are alleged to be harmful, we may not be able to sell them and we may be subject to product liability claims not covered by insurance.

While our insurance carrier reviews all our formulations for their approval prior to issuing the Company appropriate insurance, the nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our products. While to date no material adverse claim for personal injury resulting from allegedly defective products, has been successfully maintained against us, a substantial claim, if successful, could have a material negative impact on us.

Like other retailers, distributors and manufacturers of products that are ingested, we face an inherent risk of exposure to product liability claims in the event that the use of the products that we sell results in injury.

While management believes we are fully compliant with DSHEA, we may be subjected to various product liability claims, including claims that the products we sell contain contaminants, are improperly labeled or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. Although we select our third-party vendors, in part, on the fact that they themselves carry insurance against liability claims, we do not have formal indemnification arrangements with the third-party vendors from which we source our products. If our insurance protection is inadequate and our third-party vendors do not indemnify us, the successful assertion of product liability claims against us could result in potentially significant monetary damages. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored.

While XenaCare makes no labeling claims with its products, because we will be dealing with large numbers of end users, we will have a significant level of legal exposure due to this volume of customer relationships. The most serious area of exposure will be in relation to product advertising claims and the product quality. People may purchase products from us expecting certain physical results, unique to nutritional products. If they do not perceive expected results to occur, certain individuals or groups of individuals may seek monetary retribution. However, we have no assurance that our insurance company will comply with coverage in all instances or that such coverage will be adequate to cover all potential losses.

In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market.

In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. While we currently have insurance against product liability risks for all of our commercially developed products, insurance in the future may not be available on acceptable terms. In addition, our insurance may not fully protect us against potential product liability claims.

Due to the nature of our business, we and the nurses who provide services on our behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards.

While XenaCare carefully trains its nurses and simultaneously provides its Site of Care physicians in-services regarding positioning of our products and DSHEA regulations, potential liability emanates from physician and nurses not abiding by DSHEA regulations and XenaCare policies. Although we currently maintain $1,000,000 liability and medical expenses and $2,000,000 general aggregate ($5,000 deductible per occurrence) in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities. To the extent physicians may be regarded as agents of our company in the practice of medicine, there can be no assurance that a patient would not sue us for any negligence of such physicians. In the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover liabilities to the full extent of their remedy.

We are reliant on a limited number of products to generate revenues.

We currently offer a limited number of products. If we are unable to increase the number of products we offer, the risks associated with our business will increase since a decline in market demand for one or more products, for any reason, could have a significant adverse impact on the results of our operations.

Our success is dependent upon the successful introduction of our new products and the success in expanding the demand for existing brands.

We believe the growth of our net sales is substantially dependent upon our ability to introduce our products to the public. At present, we have limited resources to spend on advertising and marketing therefore we will rely, to a large extent, on our agreements with strategic partners to assist in our development of distribution channels. Our ability to meet future obligations is dependent in large measure on the success of our product sales. We expect to introduce additional products. The success of new products is dependent upon a number of factors, including our ability to develop products that will appeal to consumers and respond to market trends in a timely manner. There can be no assurance that our efforts to develop new products will be successful or that consumers will accept our new products. In addition, products experiencing strong popularity and rapid growth may not maintain their sales volumes over time.

We do not have long-term contracts with suppliers, manufacturers and distributors are limited and we are dependent on the services of these third parties.

We purchase all of our products from third-party suppliers and manufacturers pursuant to purchase orders, but without any long-term agreements. In the event that a current supplier or manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source. While we believe alternative sources are in most cases readily available and we have also established working relationships with several third-party suppliers and manufacturers, none of these agreements are long term. We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carrier’s ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

Many of our competitors have substantially greater financial, technical and human resources than we do.

We believe that many of our competitors spend significantly more on research and development related activities than we do. Others may succeed in developing products that are more effective than those currently marketed or proposed for development by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

In addition, large pharmaceutical companies have begun to compete with others and with us in the supplement industry. Packaged food and beverage companies compete with us on a limited basis in the supplement market. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities far greater than ours.

We also face competition in both the health food store and mass market distribution channels from private label dietary supplements and multivitamins offered by health and natural food store chains, drugstore chains, mass merchandisers and supermarket chains.

Our business may be adversely affected by unfavorable publicity.

We believe that the supplement and personal intimacy product markets are significantly affected by national media attention. As with any retail provider, future scientific research or publicity may not be favorable to the supplement industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because of our dependence on consumers’ perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies and future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on our business, financial condition and results of operations. We are highly dependent upon consumers’ perceptions of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

CAPITALIZATION

The following tables set forth our capitalization as of September 30, 2006. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

September 30, 2006
(unaudited)
Current maturities of long-term debt	$-0-
Long-term debt	$-0-
Shareholders’ equity:
Common stock; $0.001 par value; 45,000,000 Shares authorized; 22,180,309 shares issued and outstanding	$22,180
Additional paid-in capital	$4,736,967
Deferred compensation	$(500,000)
Accumulated deficit	$3,495,590
Total shareholders’ equity	$733,557
Total capitalization	$754,366

DILUTION

The difference between the public offering price per share and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares. Net tangible book value after the offering includes the proceeds from this offering (up to $250,000) minus the expenses associated with this offering ($50,000).

At September 30, 2006, the net tangible book value of our company was $733,557 or $0.03 per share. After giving effect to the sale of 50,000 shares we are offering and the application of our estimated net proceeds ($200,000), the pro forma net tangible book value of our company at September 30, 2006 would have been $933,557 or $0.04 per share, representing an immediate increase in net tangible book value of $200,000 or $0.01 per share to existing shareholders and an immediate dilution of $4.96 per share to investors in this offering.

After giving effect to the sale of 50,000 shares we are offering and the application of our estimated offering expenses ($50,000), the pro forma net tangible book value of our company at September 30, 2006 would have been $933,557 or $0.04 per share to existing shareholders and an immediate dilution of $4.96 per share to investors in this offering.

The following table illustrates the above information with respect to dilution to new investors on a per-share basis after the offering assumes the maximum offering and $125,000 offering. Net tangible book value after the offering includes the maximum proceeds or $125,000 proceeds, less the expenses associated with this offering ($50,000).

	$250,000	$125,000
Public offering price per Share	$5.00	$5.00
Net tangible book value per
Share, before this offering	$0.03	$0.03
Increase per Share attributable to investments by new investors	$0.01	$0.01
Net tangible book value per Share, after this offering*	$0.04	$0.04
Dilution to new investors per Share	$4.96	$4.96

The following table provides, as of the date of this prospectus, with respect to existing shareholders and new investors, a comparison of the number of shares acquired, their percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

	Amount*	Percentage of Shares	Consideration Paid	Percentage of Consideration	Average Price per Share

Existing Shareholders	22,180,309	99.8%	$4,259,147	94.5%	$0.19
New Investors*	50,000	0.2%	$250,000	5.5%	$5.00
Total	22,230,309	100%	$4,509,147	100.0%	$0.20

———————

*  Assumes maximum offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The initial offering will occur at $5.00 per share. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria. This price is not indicative of our assets, book value, financial results, nor other recognized value criteria.

As of December 1, 2006, there were 92 holders of record of our common stock. At the present time there is no market for our common stock. Our shares are not DTC eligible.

A special note about penny stock rules

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Dividend Policy

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

USE OF PROCEEDS

If we sell all the shares we are offering, we would expect to receive approximately $200,000 of net proceeds. We expect our expenses of this offering to be approximately $50,000. There is no minimum offering. If we only sell 25,000 shares of common stock we are offering, we would expect to receive approximately $75,000 of net proceeds. Net proceeds deduct our anticipated expenses of this offering, which include filing, printing, legal, accounting and transfer agent fees. We will not pay any commissions or placement agent fees. We intend to use the net proceeds from the sale of the shares primarily to purchase inventory (NPPs and personal gel). If we sell the maximum number of shares, we intend to use approximately 60% of the net proceeds to acquire inventory. Any remaining net proceeds will be applied to working capital reserves, which will cover expenses related to operations, including but not limited to advertising, marketing and the administrative salaries. This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment grade securities.

The following table sets forth the estimated use of proceeds from this offering assuming a $125,000 offering and the maximum offering:

Use	Assuming Offering of $125,000%		Assuming Maximum Offering	%
Offering Expense	50,000	40%	50,000	20%
Purchase of Inventory	75,000	60%	100,000	40%
Working Capital	0	—%	100,000	40%
Gross Offering Proceeds	$125,000	100.0%	$250,000	100.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

Evaluation of Company Performance and Financial Condition

Management’s discussion and analysis contains various forward-looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or use of negative or other variations or comparable terminology.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

The following summary information should be read in conjunction with the financial information included within this prospectus.

	For the Nine Months Ended
	September 30, 2006	September 30, 2005	% of Revenue Change

Product Sales	$203,290	$515,S253	(61)
Other	-0-	100,000	(100)

Total	$203,290	$615,253	(67)

	2005	% Revenue	2004	% Revenue

Product Sales	$628,522	86%	$866,563	92%
Other	100,000	14%	78,000	8%

Total	$728,522	100%	$944,563	100%

	For the Nine Months Ended			For the Year Ended
	September 30, 2006	September 30, 2005	% of Change	December 31, 2005	December 31, 2004	% of Change
Gross Profit	$71,342	$386,584	(81.6)%	$476,124	$661,844	(28)%
Net Loss	$(1,714,306)	$(67,776)	(2,429)%	$(309,355)	$(259,356)	(19)%

Results of Operations

Nine month period ended September 30, 2006 as compared to the nine-month period ended September 30, 2005

For the nine months ended September 30, 2006, total revenues were $203,290, a decrease of 411,963, or 67% from total revenues of $615,253 for the nine months ended September 30, 2005. The principal reason for this decrease was an approximately $312,000 decrease in product sales which was attributable to a decision by management to redirect its focus from SOC sales to other media, including infomercials and websites. Substantially all of the revenue in the first nine months of 2006 is attributed to product sales in the SOC offices.

Our total cost of revenues was $131,948 for the nine-month period ending September 30, 2006, or  64.9% as a percentage of revenues for this period, compared to $228,669, or 37.2% as a percentage of revenues for the nine-month period ending September 30, 2005. The percentage increase in the cost of revenues was principally due to increased inventory of personal performance and lifestyle performance NPPs.

Selling, general and administrative costs were $1,774,258 for the first nine months of 2006 represent 873.0% as a percentage of revenues compared to $447,347 for the comparable period in 2005, representing 72.7% as a percentage of revenues. Approximately $1,326,911 increase in expense is due to a change in the focus of our business plan and the attendant costs related to (i) the development of personal performance and lifestyle performance NPPs and (ii) book publishing, developing websites, infomercials and other channels of distribution. In addition, our professional and legal costs (approximately $64,100), increased by $51,100.

Year ended December 31, 2005 as compared to the year ended December 31, 2004

Total revenues decreased $216,041 or 23%, from $944,563 in 2004 to $728,522 in 2005. The reason for this decrease was a change in the focus of our business plan and the reduction of resources committed to SOC sales resulting in lesser products sales. Other total revenues increased 28% from $78,000 in 2004 to $100,000 in 2005. This is attributable to the recognition of unearned revenue associated with a non-refundable sale triggered by the discontinuation of the use of nurse practitioners at our sites of care.

Our total cost of revenues was $252,398 for 2005 compared to $282,719 for 2004. These costs represent 34.7% as a percentage of revenues for the year 2005 and 30.0% as a percentage of revenues for the year 2004. The increase reflects an increase in inventory.

Selling, general and administrative costs of $739,290 for the year ended 2004 represent 101.5% as a percentage of revenues for the year 2005 and selling, general and administrative costs of $1,074,200 for the year ended 2005 represented 113.8% as a percentage of revenues for the year 2004. This increase is due to our change in focus of our business plan and the introduction of new products and marketing channels.

Liquidity and Capital Resources

We have incurred an accumulated deficit at September 30, 2006 of approximately $3,495,590 compared to $1,781,284 at December 31, 2005. We had $571,595 of positive working capital at September 30, 2006 compared to positive working capital of $34,614 at December 31, 2005. The increase in working capital is due primarily to a private financing of approximately $2.2 million. We have not yet established an ongoing source of revenues sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to generate sale from our new products and our obtaining adequate capital to fund losses until we become profitable.

Our operating and capital requirements in connection with operations have been and will continue to be significant. Based on our current plans, we anticipate that revenues earned from product sales will be the primary source of funds for operating activities. In addition to existing cash and cash equivalents, we may rely on bank borrowing, if available, or sales of securities to meet the basic capital and liquidity needs for the next 12 months. Additional capital may be sought to fund the expansion of our product line and marketing efforts, which may also include bank borrowing, or a private placement of securities. However, we have no agreements for funding at this time and there can be no assurance that funding will be available if we require it.

Through September 30, 2006, we sold 1,115,730 shares of our common stock at $2.00 per share under a private placement. We sold the shares to an aggregate of 15 accredited investors pursuant to this private placement. The sale was arranged directly between the Company and the investor and no sales commission was paid in connection with the private placement.

We anticipate that cash requirements will remain at the current level for the next 12 months as we plan on continuing to utilize current resources to continue improving our infrastructure, develop our business, establish our sales and marketing network, operations, customer support and administrative organizations. We currently anticipate proceeds from this offering together with anticipated revenues from product sales will be sufficient to meet presently anticipated working capital and capital expenditure requirements over the next 12 months. As of September 30, 2006 there were no commitments for long-term capital expenditures.

BUSINESS

Overview

XenaCare Holdings, Inc. designs, develops, markets and sells non-prescription pharmaceuticals (“NPPs”) and personal lubrication gels.

Our company was organized under the laws of Florida in June 2005 as the successor to XenaCare LLC. We have historically been engaged in providing turn-key systems for the education, sale and distribution of XenaCor, XenaZymePlus and XenaTri, which are non-prescription pharmaceuticals (“NPPs”) distributed though licensed physician healthcare offices, which we refer to as our XenaCare Site of Care system. Commencing in mid 2005, following our reorganization we changed our focus and began the development of formulations for personal performance and lifestyle performance NPPs, including Touch ‘n Tingle, an intimate personal lubrication cream as well as a line of NPPs for the replenishment of nutrients lost due to pharmaceutical medications. We also determined to market and distribute our products through mass media buys, including infomercials, web sales and direct marketing to healthcare providers and pharmacies.

Substantially all revenues to date have been generated from sales of our NPPs.

We purchase all of our products and supplies from third-party sources. We have no long-term contracts, as purchases are made on an order-by-order basis. In the event that a current manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source.

Operations

The Company’s executive offices are located at 3275 West Hillsboro Boulevard, Suite 300, Deerfield Beach Florida 33442-9410. Our telephone number is (954-363 4507). Our web address is: www.XenaCare.com.

History of the Company

While the Company was organized in 2005, its predecessor, XenaCare LLC was organized in 2001 following the development of its concept and alpha testing by its founder, Dr. Alan Xenakis. In June 2005 we entered into an exchange agreement with all of the members of XenaCare and such members exchanged their wholly owned interest in XenaCare for an aggregate of 800,000 shares of our common stock. The XenaCare Site of Care (“SOC”) business offers practical turnkey systems applications for the education, sale and distribution of proprietary, non-prescription pharmaceuticals and services in physician (site of care) offices. Our XenaCare SOC operations have traditionally focused on providing a small but targeted platform of poly-formulas to the patient that address key multi-factors in disease processes such as atherosclerosis and diabetes (as opposed to the single target restrictions placed on prescription drugs that must focus on one disease factor at a time such as an HMG reductase inhibitor (Statin) that does not address the multi factors of atherosclerosis). Our historical line of XenaCare SOC products are:  XenaCor, XenaZymePlus and XenaTri.

Commencing in mid 2005 we changed our focus and began the development of NPP formulations for personal performance and lifestyle performance products. We also developed new distribution channels for our NPPs, including web site and infomercials. We have also developed a line of body replenishment NNPs, which are designed to eliminate prescription induced nutrient depletion. To replace these nutrients, we have developed NPPs, which we believe will combat the depletion effects of commonly prescribed drugs.

XenaCare SOC

XenaCare SOC seeks to shift a portion of current consumer “out-of-pocket” spending on non-effective and/or incomplete self-care performance and healing products obtained through a myriad of retail and Internet distribution systems back into the physician office. The site of care is where patient needs for solution based proprietary NPPs is identified and access to them is provided through a gatekeeper nurse provided by XenaCare SOC it acquires and operates. XenaCare SOC currently operates in 22 physician offices located in New York and Florida. Each office is staffed with nurses that we employ. While revenues from the XenaCare SOC division has significantly decreased over the last 18 months, it is anticipated that this business division will be restructured.

XenaCor, XenaTri and XenaZymePlus are distributed through the Company’s site of care program. XenaCare provides patients with access to proprietary non-prescription pharmaceuticals that come with the medical supervision of a physician and information from a licensed nurse educator. XenaCare’s non-prescription pharmaceuticals are proprietary and cannot be purchased in a store or on the Internet. Therapeutic levels in the proper dosage and formulation are prescribed by the doctor and nurse educator after a review of patient medical history. XenaCor, XenaTri and XenaZymePlus are specifically formulated to support and help maintain the physician directed patient healthcare for many risk factors, including those related to homocysteine levels, lipid control, blood flow and blood pressure. The Company’s proprietary NPPs are developed under the guidelines of the Food and Drug Administration and its regulation of the Dietary Supplement and Health Education Act.

XenaCare SOC significantly differentiates itself from competition including self-help vitamin, herbal and purported performance enhancing product manufacturers and distributors. Major distinctions include unique positioning of XenaCare SOC’s proprietary NPPs as targeted poly-formula platforms that address key multi-factors in disease processes such as atherosclerosis and diabetes. These platform medications are positioned to support the delivery of measurable subjective (improved medical history) and/or objective (laboratory results) effects regardless of what other medications or supplements the patient is taking. XenaCare SOC’s formulations also support significant positive NPP actions and outcomes without deleterious adverse side effects.

Personal Performance Products

Following our incorporation and reorganization in June 2005, it was determined that we would develop additional products for markets not previously targeted by us. The first such market was the Personal Performance market. As reported by “The Drug Topics” (July 11, 2005 issue), personal lubricants accounted for more than $500 million in drugstore sales during 2004. We have developed Touch ‘n’ Tingle Men and Touch ‘n’ Tingle Woman, which are water based personal gels. The water-based gels are safe to use with latex condoms. For both men and women the proprietary blend of TNT gels were developed to support the maximum flow and absorption allowed by the FDA for pleasurable intimacy use without unwanted side effects. The gels are packaged and distributed in single use pouches.

As of the date of this registration statement we have completed the formulation for the TNT gels and have entered into a manufacturing agreement with Gilman Nutritional. Presently we have inventory to support $1.2 million of retail sales. We initially intend to direct market the TNT gels through our infomercials and website. Commencing in the first quarter of 2007 our infomercials will be aired in more than 14 U.S. markets and our website should be operational. We have also engaged Vandee Services for distribution and fulfillment.

We intend to formulate additional personal performance products and to broaden our distribution to retail stores.

Lifestyle Performance Products

We are developing formulations for the Lifestyle Performance market, which consists of a sports line for athletes and increased performance for the over 50 generation. As of the date of this registration statement we have not completed any of the formulations.

Replenishment Systems

Our Body Replenishment products (“B.R.S.”) provide patient access to NPPs that resolve prescription induced nutrient depletion problems widely recognized by both consumer and clinician. As stated in The Drug-induced Nutrient Depletion Handbook, second edition (2003) by Ross Pelton et al., “16 of the top 20 drugs are associated with drug/nutrient interaction”. Since B.R.S. focuses on replacing drug depleted nutrients and does not position itself as a primary line which supports specifically disease treatment it meets a high revenue opportunity with its business model without affecting revenue generating features of XenaCare SOC’s proprietary platform of poly-formulas supporting disease treatment (poly-formulas address key multi-factors in complex diseases such as atherosclerosis and diabetes disease).

Presently twelve new formulations have been designed and manufactured for areas for patients treated with prescription drugs for high blood pressure, heart disease, diabetes, ulcers, depression, infection, arthritis, aids and weight loss. B.R.S. intends to utilize healthcare professionals to execute enrollment and education of patients via toll free telephony and virtual computer linkups. We believe B.R.S. is a natural extension of the way physicians conduct their practice. Experience has shown from XenaCare SOC that there will be minimal ramp up time for acceptance because of physicians understanding of patient need. Physicians are aware that supplementation for prescription induced nutrition depletion is necessary and important for patient health outcomes. As part of our marketing program, Dr. Xenakis, our chairman and founder, has written a book titled, “When Good Medicines do Bad Things to Healthy Bodies” and an infomercial featuring Dr. Xenakis is being produced to educate the consumer on the Depletion of Nutrients by use of prescription drugs.

We recently commenced the marketing of these products in independent pharmacies in Florida and New York as well as in physician offices. We also intend to distribute these body replenishment NPPs through traditional healthcare facilities, as well as direct market consumer sales via Internet marketing, and radio/television advertising.

Development of NPPs

The Company’s NPPs are currently formulated by Dr. Xenakis and Bill Downs and are proprietary to the Company. The Company has no trademark or patent protection for any of its products or services.

Manufacturing and Supplies

The Company uses contracted third parties to manufacture its products and to provide raw materials. The third party manufacturers are responsible for receipt and storage of raw material, production and packaging, and labeling of finished goods. At present, the Company is dependent upon manufacturers for the production of all of its products. To the extent the manufacturers should discontinue their relationship with the Company, the Company’s sales could be adversely impacted. The Company believes at the present time it will be able to obtain the quantity of products and supplies it will need to meet orders.

We purchase all of our products from third-party suppliers and manufacturers pursuant to purchase orders, but without any long-term agreements. In the event that a current manufacturer is unable to meet our manufacturing and delivery requirements at some time in the future, we may suffer short-term interruptions of delivery of certain products while we establish an alternative source. While we believe alternative sources are in most cases readily available and we have also established working relationships with several third-party suppliers and manufacturers, none of these agreements are long term. We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carrier’s ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

Material Agreements

On March 1, 2006, we entered into a marketing agreement with Sierra Mountain Minerals Inc. under which we agreed to provide Sierra Mountain Minerals with marketing services and other promotions by our chief executive officer, Dr. Alan Xenakis. In consideration for providing such services Sierra Mountain Minerals has agreed to pay us a fee equal to approximately 5% of its net bulk sales of its SierraSil product through the United States. SierraSil is a joint supplement and anti-inflammatory mineral compound. For the nine-month period ended September 30, 2006, we received approximately $4,600 pursuant to this agreement. The marketing agreement with Sierra Mountain Minerals is for a term of three years with automatic annual renewals. Either party may terminate the agreement upon 90-day advance written notice following the end of the initial term. Either party may terminate the agreement upon 30-day written notice upon an unremedied material breach of the agreement.

On February 24, 2006, we entered into a license agreement with Scientific Sports and Nutrition Plan, a wholly owned subsidiary of Manhattan Drug Company, under which we licensed our Xena Zyme formula to Scientific Sports Nutrition. Pursuant to the license, Scientific Sports Nutrition received their license to use the Xena Zyme formula for its privately labeled mass oxygen volumizer product on a worldwide basis. In consideration for the license, we receive a fee of $0.65 per bottle sold by Scientific Sports Nutrition. For the nine-period ended September 30, 2006, we have received a royalty fee of approximately $1,200. The agreement may be terminated by mutual written consent or by Scientific Sports Nutrition in its sole discretion, without cause, at any time.

Competition

The nutritional supplement and personal intimacy industries are highly competitive. Many of the Company’s competitors are large, well-known companies that have considerably greater financial, sales, marketing and technical resources than the Company. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines the Company markets and distributes. In addition, competitors may elect to devote substantial resources to marketing their products to similar outlets and may choose to develop educational and information programs like those developed by the Company to support their marketing efforts. The Company’s business, financial condition and results of operations could be materially and adversely affected by any one or more of such developments.

Our current products compete against a number of well-known brands of alternative or similar products. As the Company’s sales grow, competitors may attempt to introduce products that compete directly against the Company’s products. The Company’s failure to adequately respond to the competitive challenges faced by the products it offers could have a material adverse effect on its business, financial condition and results of operations.

Proprietary Rights

The Company regards the protection of copyrights, trademarks and other proprietary rights that it may own or license as material to its future success and competitive position. The Company intends to rely on a combination of laws and contractual restrictions such as confidentiality agreements to establish and protect its proprietary rights. Laws and contractual restrictions, however, may not be sufficient to prevent misappropriation of proprietary rights or deter others from independently developing products that are substantially equivalent or superior. The Company has no patent or trademark protection.

Governmental Regulation

The FDA regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements, over-the-counter drugs, and pharmaceuticals. In January 2000, the FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body”; in the regulation and its preamble, the FDA distinguished between permitted claims under the Federal Food, Drug and Cosmetic Act relating to the effect of dietary supplements on the structure or functions of the body, and impermissible direct or implied claims of the effect of dietary supplements on any disease. The FDA has also issued a proposed rule, as authorized under the Act that would define current Good Manufacturing Practices in the manufacture and holding of dietary supplements. It is anticipated that a final rule will issue in late 2006. Recent legislation required, effective January 1, 2006, specific disclosures in labeling where a food, including a dietary supplement, contains an ingredient derived from any of eight named allergens.

The Dietary Supplement Health and Education Act of 1994, referred to as DSHEA, revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, and statutorily created a new class entitled “dietary supplements.”  Dietary supplements include vitamins, minerals, herbs, amino acids, and other dietary substances used to supplement diets. A majority of our products are considered dietary supplements as outlined in the Federal Food, Drug and Cosmetic Act. This act requires us to maintain evidence that a dietary supplement is reasonably safe. A manufacturer of dietary supplements may make statements concerning the effect of a supplement or a dietary ingredient on the structure or any function of the body, in accordance with the regulations described above. As a result, we make such statements with respect to our products. In some cases, such statements must be accompanied by a statutory statement that the claim has not been evaluated by FDA, and the product is not intended to treat, cure, mitigate or prevent any disease, and FDA must be notified of the claim within 30 days of first use.

The FDA oversees product safety, manufacturing, and product information, such as claims on the product’s label, package inserts, and accompanying literature. The FDA has promulgated regulations governing the labeling and marketing of dietary and nutritional supplement products. The regulations include:

•

the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;

•

requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;

•

labeling requirements for dietary or nutritional supplements for which “high potency,” “antioxidant,” and “trans-fatty acids” claims are made;

•

notification procedures for statements on dietary and nutritional supplements; and

•

pre-market notification procedures for new dietary ingredients in nutritional supplements.

We utilize a substantiation program that involves the compilation and review of scientific literature pertinent to the ingredients contained in each of our products. We continuously update our substantiation program to expand evidence for each of our product claims and notify the FDA of certain types of performance claims made in connection with our products.

In certain markets, including the United States, specific claims made by us with respect to our products may change the regulatory status of a product. For example, a product sold as a dietary supplement but marketed as a treatment, prevention, or cure for a specific disease or condition would likely be considered by the FDA or other regulatory bodies as unapproved and thus an illegal drug. To maintain the product’s status as a dietary supplement, the labeling and marketing must comply with the provisions in DSHEA and the FDA’s extensive regulations. As a result, we have procedures in place to promote and enforce compliance by our employees related to the requirements of DSHEA, the Food, Drug and Cosmetic Act, and various other regulations. Because of the diverse scope of regulations applicable to our products, and the varied regulators enforcing these regulatory requirements, determining how to conform to all requirements is often open to interpretation and debate. As a result, we can make no assurances that regulators will not question any of our actions in the future, even though we have put continuing effort into complying with all applicable regulations.

Dietary supplements are also subject to the Nutrition, Labeling and Education Act and various other acts that regulate health claims, ingredient labeling, and nutrient content claims that characterize the level of nutrients in a product. These acts prohibit the use of any specific health claim for dietary supplements unless the health claim is supported by significant scientific research and is pre-approved by the FDA.

Regulators such as the FTC regulate marketing practices and advertising of a company and its products. In the past several years, regulators have instituted various enforcement actions against numerous dietary supplement companies for false and/or misleading marketing practices, as well as misleading advertising of certain products. These enforcement actions have resulted in consent decrees and significant monetary judgments against the companies and/or individuals involved. Regulators require a company to convey product claims clearly and accurately, and further require marketers to maintain adequate substantiation for their claims. The FTC requires such substantiation to be competent and reliable scientific evidence. Specifically, the FTC requires a company to have a reasonable basis for the expressed and implied product claim before it disseminates an advertisement. A reasonable basis is determined based on the claims made, how the claims are presented in the context of the entire advertisement, and how the claims are qualified. The FTC’s standard for evaluating substantiation is designed to ensure that consumers are protected from false and/or misleading claims by requiring scientific substantiation of product claims at the time such claims are first made. The failure to have this substantiation violates the Federal Trade Commission Act.

Labor Force

At September 30, 2006, we had five full time employees, including: one in sales; one in product development; one in operations and customer service; and two in administrative and finance positions. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. A significant portion of our labor force is engaged on an out-sourced basis. We consider relations with our labor force as satisfactory.

Property

We currently rent approximately 6,000 square feet of executive office space located at 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442. We rent this space for approximately $7,500 per month. The lease term is on a month-to-month basis under an oral agreement. This space is adequate to maintain and expand our business operations.

Legal Proceedings

There are currently no material legal proceedings, nor pending legal proceedings involving our company.

MANAGEMENT

Officers and Directors

Our articles of incorporation permit our board of directors to fix the number of directors at not less than one nor more than seven. Directors serve until our next annual meeting of shareholders and until his successor is duly elected and qualified. Vacancies on the Board due to resignation or removal may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

Name	Age	Current Position
Dr. Alan Xenakis	57	Chief Executive Officer and Chairman
Bobby Story	65	Chief Financial Officer and Director
Frank Rizzo	52	President and Director

Dr. Alan Xenakis has served as an officer and director of the Company since its inception and has served as an officer and director of XenaCare LLC since its inception. Since the founding of XenaCare LLC in 2001, Dr. Xenakis has acted as its chief operating officer and medical director. In addition, from 1999 to 2000, Dr. Xenakis served as vice president of Global Health Sciences, a company principally engaged in the manufacture of Nutraceuticals, which was acquired by Nature’s Bounty in 2001. Dr. Xenakis was involved in a bankruptcy associated with his divorce in 1999. The bankruptcy was discharged without prejudice in August of 1999. Dr. Xenakis has been a member of Leadership Broward since 2002. He holds a B.S. in chemistry from the University of New Hampshire, a M.S. in health dynamics from Boston University and received his medical degree from Boston University School of Medicine. Dr. Xenakis also holds a Doctor of Science from Boston University and a Master of Public Health from Harvard University.

Bobby Story has served as our chief financial officer and director since April 2006. From 1970 through 1972 Mr. Story practiced as a certified public accountant. He was employed by Arthur Young & Company, CPA (now known as Ernst & Young, LLP) from 1970 through 1972. He served as treasurer for Condev Corporation, an international developer based in Winter Park, Florida from 1972 to 1975. From 1975 to 1981 he served as Director of Real Estate Operation for Drexel Burnham Lambert and Company. Over the past five years Mr. Story has provided financial consulting services to several companies including but not limited to Interactive Brand Development, Inc. (OTCBB:  IBDI).

Frank Rizzo has served as an officer and director and Vice President of the Company from its inception through February 1, 2006. In February he was promoted to President. From 1993 through 2005, Mr. Rizzo served as president of Momentum Marketing, Inc., a financial and marketing company based in 4311 Bayside Village Drive, Suite 302, Tampa, Florida 33615. Frank worked from 1977 through 1983  in Regional and National Marketing with a Fortune 500 Company. Mr. Rizzo attended Adelphi University and New York Institute of Technology. He holds a B.S. in management and marketing from the New York Institute of Technology.

Committees of the Board of Directors

We do not have formal committees.

Executive Compensation

The following table shows, for the year ended December 31, 2004 and December 31, 2005, the cash and other compensation paid to our President, Chief Executive Officer and each other executive officer whose annual compensation was $100,000 or more. Includes compensation paid by XenaCare, LLC and as consulting fees.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
	Year	Salary (US$)	Bonus (US$)	Other Compensation (US$)	Securities Options	All Other Compensation (US$)
Alan Xenakis, Chief Executive	2005	101,850	—	—	—	—
Officer	2004	120,000	—	—	—	—

Frank Rizzo, President	2005	43000	—	—	—	—
	2004	40,000	—	—	—	—

Option/SAR Grants Table

We have not granted any options to purchase shares of common stock since inception.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

We have not granted any options to purchase shares of common stock since our inception.

Director Compensation

None of our directors receive an annual fee for services. We do not pay fees to directors for their attendance at meetings; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

Employment and Consulting Agreements

While the Company currently has no written employment agreements, its CEO and President are currently compensated at a rate of $125,000 per year. Dr. Xenakis and Mr. Rizzo are eligible to receive and participate in all benefit, bonus, retirement, insurance and long-term incentive programs provided by the Company for its senior executive personnel. In the event of Dr. Xenakis’ or Mr. Rizzo’s termination (other than without cause by the Company) Dr. Xenakis and Mr. Rizzo have agreed to a 12-month non-compete provision.

Our CFO is currently not compensated for his services.

Limitation of Liability

Pursuant to the Florida Business Corporation Act, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

Related Party Transactions

On June 1, 2004, XenaCare LLC issued a one-year promissory note to Momentum Marketing Inc. for $118,687. The note bore interest at an annual rate of 10% and was to mature on June 1, 2005. The note was collateralized by the Company’s assets. Momentum Marketing Inc. is owned by Frank Rizzo. On December 31, 2004, the principal amount of the note was satisfied by the issuance of 59,034 common shares to Momentum Marketing and the accrued interest was waived.

PRINCIPAL SHAREHOLDERS

As of December 15, 2006, there were 22,180,309 shares of our common stock issued and outstanding. The following table sets forth, as of the close of business on December 15, 2006, (1) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of this prospectus. Percentage outstanding after the offering assumes the sale of all 50,000 shares under this prospectus. Unless otherwise indicated, the address for each person is 3275 W. Hillsboro Boulevard, Suite 300, Deerfield Beach, Florida 33442.

		Percent Outstanding
Name and Address	Amount of Beneficial Ownership	Prior to Offering	After Offering
Dr. Alan Xenakis	6,151,249	29.9%	29.8%
Bobby Story	0	0%	0%
Frank Rizzo	5,515,312	24.2%	24.1%
Claude Borsi (1)	1,200,000	5.4%	5.3%

All Officers & Directors (3 persons)	12,866,561	54.1%	54.0%

———————

(1)

Address is 45 Rue Des Auldepines, Luxemburg 1145 LV.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we had authorized 45,000,000 shares of par value $0.001 common stock, with 22,180,309 shares issued and outstanding at December 15, 2006. Additionally, we have authorized 5,000,000 shares of preferred stock, with no shares issued and outstanding.

Common stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this prospectus we have no outstanding shares of preferred stock.

Warrants

As of the date of this prospectus, we had no outstanding warrants, options or other rights to acquire common shares.

Transfer Agent

The Company will engage a transfer agent prior to the date of the prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain warrants held by various parties listed below. We will not receive any proceeds from the sale of our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this prospectus.

The shares issued to Neil Dash, Lauren White and Edmund J. Bestosos were issued under a rights offering made to existing shareholders of the Company in July 2005. The shares were purchased at $1.50 per share. The shares held by Claude Borsi and Jim Daw were purchased under a private placement in 2006. The shares were purchased for $2.00 per share.

The shares issued to Interactive Investment Group LLC, were transferred privately by an officer to the respective shareholder. The officer initially received the shares upon inception of the Company.

	Common Shares Owned Prior to Offering		Common Shares Offered in the Offering	Common Shares Owned After the Offering
Name of Shareholder	Number	Percentage	Number	Number	Percentage
Neil Dash(1)	10,000	*	3,000	7,000	*
Lauren White(2)	5,000	*	2,000	3,000	*
Edmund J. Bestosos(3)	20,000	*	4,000	10,000	*
Claude Borsi(4)	1,200,000	5.4%	400,000	800,000	3.7%
Jim Daw(5)	50,000	*	20,000	30,000	*
Interactive Investment Group, LLC(6)	250,000	*	250,000	0	*

———————

(1)

Address is 60 Gloucester Road, Massapequa, NY  11758.

(2)

Address is 321 S.E. 5th Avenue, Pompano Beach, FL  33060.

(3)

Address is 2823 N.E. 24th Place, Fort Lauderdale, FL  33305.

(4)

Address is 45 Rue Des Auldepines, Luxemburg 1145 LV.

(5)

Address is 10603 Burnham Court, Naperville, Illinois  60564.

(6)

Voting control held by Tom Catterson. Excludes 10,000 shares held by LTC Group, Inc. (LTC). Tom Catterson has voting control over LTC. Address for Interactive Investment Group is 3275 W. Hillsboro Boulevard, Deerfield Beach, FL  33442.

THE INITIAL PUBLIC OFFERING

The Offering

We are offering up to 50,000 shares of common stock or $250,000 on a “best efforts” basis without a firm underwriting commitment. The common shares are being offered on a self-underwritten basis by our officers and directors under Rule 3a4-1(a)(ii). Although associated persons of our company, as that term is defined under Rule 3a4-1 under the Exchange Act, they are deemed not to be a broker for the following reasons:

•

They are not subject to a statutory disqualification under the Exchange Act at the time of their participation in the sale of our securities.

•

They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•

They are not associated persons of a broker or dealer at the time of their participation in the sale of our securities.

•

They meet all of the following conditions:

•

Primarily perform and intend primarily to perform at the end of the offering substantial duties for our company otherwise than in connection with this offering;

•

Not a broker-dealer, or an associated person of a broker-dealer, within the twelve preceding months; and

•

Have not participated in selling an offering of securities for any other issuer within the past twelve months nor will they participate in such an offering over the next twelve months.

There are no arrangements or agreements, verbal or written, with any underwriters to help underwrite this offering. No broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

This offering is intended to be made solely by the delivery of this prospectus and the accompanying subscription application to prospective investors. Our officers and directors plan to distribute prospectuses related to this offering. We estimate approximately 50 to 100 prospectuses shall be distributed in such a manner. They intend to distribute prospectuses to acquaintances, friends and business associates. They will not participate in the making of this offering other than by the delivery of this prospectus or by responding to inquiries by prospective purchasers. Their responses will be limited to the information contained in the registration statement, of which this prospectus is a part. They are not registered as broker-dealers, nor as associated persons of any other brokers or dealers.

Management, principal shareholders or their affiliates may acquire common shares in the offering.

Material Persons

Our officers and directors are the only persons who have been instrumental in arranging the capitalization of our company to date. Our current officers and directors are not acting as nominee for any persons or are otherwise under the control of any person or persons. There are no agreements, agreements in principle, or understandings with regard to compensation to be paid by our company to our officers or directors. Prior to this offering, there has been no public market for our common stock and there can be no assurances that an active public market for our common stock will be developed, or if developed, sustained after this offering. The initial public offering price of our common stock has been arbitrarily determined by us and bears no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

•

An assessment of management;

•

Our prospects;

•

Our capital structure; and

•

Certain other factors deemed relevant.

The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for our common stock will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our common stock can be resold at any time at the initial public offering prices or any other prices.

Management, principal shareholders or their affiliates may not acquire common shares in the offering.

State Blue Sky Information

We will offer and sell the shares only in Florida and New York. In these states, we have applied to have the shares registered for sale and will not sell the shares in these states until such registration is effective.

We believe the common stock will be eligible for sale on a secondary market basis in certain states based on exemptions from such states’ registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption

Your ability to resell your shares may be limited.

PLAN OF DISTRIBUTION

Selling Shareholders

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

•

a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•

face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Securities Exchange Act of 1934. During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 15, 2006, we have 22,180,309 shares of common stock issued and outstanding. We may issue up to an additional 50,000 shares of common stock under the terms of this prospectus.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Arnstein & Lehr LLP, 200 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida  33301.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and December 31, 2004 are included herein in reliance on the reports of Jewett, Schwartz & Associates, independent accountants, given on the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC’s Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC’s Web site located at http://www.sec.gov.

XENACARE HOLDINGS, INC.

FINANCIAL STATEMENTS

XENACARE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets
Cash	$113,850	$950
Note Receivable	191,000	—
Inventory	176,077	42,978
Prepaid Insurance and Other Expenses	111,477	45,909
Total Current Assets	592,404	89,837
Office Furniture and Equipment – Net	161,962	177,051
Other Assets	—	4,737
TOTAL ASSETS	$754,366	$271,625
LIABILITIES & SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accounts and Accrued Expenses Payable	$20,809	$55,223
Loan Payable	—	—
Total Current Liabilities	20,809	55,223
TOTAL LIABILITIES	20,809	55,223
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Shareholders’ (2005) and Members’ (2004) Equity Preferred Stock, Blank Check, 5,000,000 Shares Authorized: None Issued	—	—
Common Stock, $0.001 Par Value, 45,000,000 Shares
Authorized: 22,180,309 and 20,814,579 Shares Issued and Outstanding at September 30, 2006 and December 31, 2005, respectively	22,180	20,727
Additional Paid-in Capital	4,736,967	2,006,959
Stock Subscription Receivable	(30,000)	(30,000)
Deferred Compensation	(500,000)	—
Members’ Equity	—	—
Accumulated Deficit	(3,495,590)	(1,781,284)
Total Shareholders’ Equity	733,557	216,402
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$754,366	$271,625

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Month Period Ended September 30,
	2006	2005
	(Unaudited)
Revenue
Product Sales	$42,346	$135,065
Site of Care - Other	—	—
Total Revenue	42,346	135,065
Cost of Revenue	45,687	106,852
Gross Profit (Loss)	(3,341)	28,213
Selling General and Administrative	841,553	151,771
Loss Before Other Expenses	(844,894)	(123,558)
Other Expenses	(949)	(3,014)
Net Loss	$(845,843)	$(126,572)
Basic and Diluted Weighted Average Number of Common Shares Outstanding	22,180,309	20,726,809
Basic and Diluted Net Loss Per Common Share	$(0.04)	$(0.01)

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Month Period Ended September 30,
	2006	2005
	(Unaudited)
Revenue
Product Sales	$203,290	$515,253
Site of Care – Other	—	100,000
Total Revenue	203,290	615,253
Cost of Revenue	131,948	228,669
Gross Profit	71,342	386,584
Selling General and Administrative	1,774,258	447,347
Loss Before Other Expenses	(1,702,916)	(60,763)
Other Expenses	(11,390)	(7,013)
Net Loss	$(1,714,306)	$(67,776)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	21,497,444	11,992,922
Basic and Diluted Net Loss Per Common Share	$(0.08)	$(0.01)

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Month Period Ended September 30,
	2006	2005
	(Unaudited)
Cash flow provided (used) by operating activities:
Net loss	$(1,714,306)	$(67,776)
Adjustments to reconcile net income (loss) to net cash provided (used) by operations:
Depreciation and amortization	26,452	50,942
Changes in assets and liabilities:
Accounts receivable	—	(50,743)
Inventory	(133,099)	(201,753)
Prepaid insurance and other expenses	(65,568)	11,493
Loan receivable	(191,000)	—
Accounts payable, accrued expenses and other	(29,677)	68,366
Net cash used in operating activities	(2,107,198)	(189,471)
Cash used by investing activities:
Purchase property, plant, equipment	(11,363)	(49,634)
Development of internal software	—	(100,287)
Net cash used in investing activities	(11,363)	(149,921)
Cash provided (used) by financing activities:
Capital contributions	2,231,461	206,747
Increase in short-term loan payable	—	108,686
Increase in long term borrowings	—	9,999
Net cash provided by financing activities	2,231,461	325,432
Increase (decrease) in cash	111,950	(13,960)
Cash at beginning of period	950	12,195
Cash at end of period	$112,900	$(1,765)
Supplemental Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash financing activities:
Issuance of stock for deferred compensation	$500,000	$—

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. – ORGANIZATION AND NATURE OF BUSINESS

Organization and Nature of Business

XenaCare Holdings, Inc., organized under the laws of Florida in June 2005, is the successor to XenaCare LLC, which was organized in 2001. We design, develop, market and sell non-prescription pharmaceuticals (“NPPs”) and personal lubrication gels. Our XenaCare Clinical division (i) is a provider of turn-key systems for the education, sale and distribution of non prescription pharmaceuticals (“NPPs”) and services at physicians’ healthcare offices (“XenaCare SOC”) and (ii) the development, formulation and brand building of a line of NPPs for the replenishment of nutrients lost due to pharmaceutical medications being sold through mass media buys (radio and television advertising), web sales and otherwise as an adjunct to sales in healthcare providers offices and through other channels of distribution (“XenaCare Clinical B.R.S.). Our XenaCare Performance division (i) is involved in the development and formulation of a line of NPPs (gels and creams) for the personal performance market (“XenaCare Personal Performance”), to be sold under the “Touch ‘n’ Tingle” brand and (ii) the development and formulation of a line of NPPs for the energy/lifestyle performance market to be sold through mass media buys (radio and television advertising), web sales and through other channels of distribution (“Xena Care Lifestyle Performance”).

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Xenacare, LLC, XenaStaff, Inc. and XenaCeuticals, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

Interim Reporting

While the information in the accompanying interim financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the December 31, 2005 annual financial statements of Xenacare Holdings, Inc. All adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the Company’s December 31, 2005 annual financial statements. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that can be expected for the year ended December 31, 2006.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on its product manufacturing. Acceptance of its products by the market place, new competitors, changes in federal and/or state legislation and other factors. Adverse changes in these areas could negatively impact the Company’s financial position, results of operations and cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

XenaCare Holdings, Inc.

Deerfield Beach

We have audited the accompanying balance sheets of XenaCare Holdings, Inc. as of December 31, 2005 and 2004 and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XenaCare Holdings, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida

September 22, 2006

XENACARE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2005	2004
ASSETS
Current Assets
Cash	$950	$12,195
Inventory	42,978	79,501
Prepaid Insurance and Other Expenses	45,909	11,493
Total Current Assets	89,837	103,189
Office Furniture and Equipment – Net	177,051	231,934
Other Assets
Deposits	4,737	4,737
Total Other Assets	4,737	4,737
TOTAL ASSETS	$271,625	$339,860
LIABILITIES & SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accounts and Accrued Expenses Payable	$55,223	$53,103
Accrued Expense - Related Party	—	20,000
Loan Payable	—	10,000
Total Current Liabilities	55,223	83,103
Long Term Liabilities
Loan From Momentum Marketing	—	9,999
Total Long Term Liabilities	—	9,999
TOTAL LIABILITIES	55,223	93,102
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Shareholders’ (2005) and Members’ (2004) Equity Preferred Stock, Blank Check, 5,000,000 Shares Authorized: None Issued	—	—
Common Stock, $0.001 Par Value, 45,000,000 Shares Authorized: 20,814,579 and 59,034 Shares Issued and Outstanding at December 31, 2005 and 2004, Respectively	20,814	59
Additional Paid-in Capital	2,006,872	118,628
Stock Subscription Receivable	(30,000)	—
Members’ Equity	—	1,600,000
Accumulated Deficit	(1,781,284)	(1,471,929)
Total Shareholders’ Equity	216,402	246,758
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$271,625	$339,860

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2005	2004
Revenue
Product Sales	$628,522	$866,563
Site of Care - Other	100,000	78,000
Total Revenue	728,522	944,563
Cost of Revenue	252,398	282,719
Gross Profit	476,124	661,844
Operating Costs and Expenses
Selling General and Administrative	739,290	1,074,200
Impairment of Software	46,189	—
Total Operating Costs and Expenses	785,479	1,074,200
Other Income	—	153,000
Net Loss	$(309,355)	$(259,356)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	11,936,807	1,579,517
Basic and Diluted Net Loss Per Common Share	$(0.03)	$(0.16)

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2005 and 2004

	Preferred Stock	Common Stock - $0.001 Par Value		Additional Paid in Capital	Stock Subscription Receivable	Accumulated Deficit	Members’ equity	Total Shareholders’/ Members Equity
		Number of Shares	Amount
Balance at December 31, 2003	—		$—	$—	$—	$(1,212,573)	$1,500,000	$287,427
Member Contributions	—	—	—	—	—	—	100,000	100,000
Common Stock Issued in Satisfaction of Debt	—	59,034	59	118,628	—	—	—	118,687
Net Loss	—	—	—	—	—	(259,356)	—	(259,356)
Balance at December 31 2004	—	59,034	$59	$118,628	$—	$(1,471,929)	$1,600,000	$246,758

Common stock issued in conversion from XenaCare LLC	—	800,000	$800	$1,599,200	$—	$—	$(1,600,000)	$—
Common stock issued – founders	—	19,780,545	19,780	26,719	—	—	—	46,499
Common stock issued	—	175,000	175	262,325	—	—	—	262,500
Stock subscription receivable	—	—	—	—	(30,000)	—	—	(30,000)
Net Loss	—	—	—	—	—	(309,355)	—	(309,355)
Balance at December 31, 2005	—	20,814,579	$20,814	$2,006,872	$(30,000)	$(1,781,284)	$—	$216,402

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004
Cash flow provided (used) by operating activities:
Net income (loss)	$(309,355)	$(259,356)
Adjustments to reconcile net income (loss) to net cash provided (used) by operations:
Depreciation and amortization	44,992	40,375
Write off of bad credit card charges	4,214	—
Impairment charge for software assets	46,189	—
Changes in assets and liabilities:
Decrease in inventories	(36,523)	(45,565)
(Increase) prepaid insurance and other expenses	34,416	(234)
Increase (decrease) in accounts payable, accrued expenses and other	(17,880)	68,180
Net cash used in operating activities	(233,947)	(196,600)
Cash provided (used) by investing activities:
Purchase property, plant, equipment	(36,298)	(15,626)
Development of internal software	—	(14,650)
Net cash used in investing activities	(36,298)	(30,276)
Cash provided (used) by financing activities:
Capital contributions	278,999	100,000
Increase (decrease) in short-term loan payable	(10,000)	(40,000)
Net increase (reduction) in long term borrowings	(9,999)	120,000
Net cash provided by financing activities	259,000	180,000
Decrease in cash	(11,245)	(46,875)
Cash at beginning of period	12,195	59,070
Cash at end of period	$950	$12,195
Supplemental Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Stock issued in satisfaction of debt	$—	$118,687
Xenacare, LLC Conversion	$1,600,000	$—

See accompanying notes to consolidated financial statements

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – ORGANIZATION AND NATURE OF BUSINESS

Organization and Nature of Business

XenaCare Holdings, Inc., organized under the laws of Florida in June 2005, is the successor to XenaCare LLC, which was organized in 2001. We design, develop, market and sell non-prescription pharmaceuticals (“NPPs”) and personal lubrication gels. Our XenaCare Clinical division (i) is a provider of turn-key systems for the education, sale and distribution of non prescription pharmaceuticals (“NPPs”) and services at physicians’ healthcare offices (“XenaCare SOC”) and (ii) the development, formulation and brand building of a line of NPPs for the replenishment of nutrients lost due to pharmaceutical medications being sold through mass media buys (radio and television advertising), web sales and otherwise as an adjunct to sales in healthcare providers offices and through other channels of distribution (“XenaCare Clinical B.R.S.). Our XenaCare Performance division (i) is involved in the development and formulation of a line of NPPs (gels and creams) for the personal performance market (“XenaCare Personal Performance”), to be sold under the “Touch ‘n’ Tingle” brand and (ii) the development and formulation of a line of NPPs for the energy/lifestyle performance market to be sold through mass media buys (radio and television advertising), web sales and through other channels of distribution (“Xena Care Lifestyle Performance”).

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Xenacare, LLC, XenaStaff, Inc. and XenaCeuticals, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on its product manufacturing. Acceptance of its products by the market place, new competitors, changes in federal and/or state legislation and other factors. Adverse changes in these areas could negatively impact the Company’s financial position, results of operations and cash flows.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less. At various times during the year, the Company may maintain cash balances in excess of the maximum amount insured by the Federal Deposit Insurance Corporation.

Accounts Receivable, Processor Reserves and Concentrations of Credit Risk

The Company does not generally have accounts receivables because most of its sales proceeds are in the form of credit card receipts and checks.

No reserves are held by credit card processors. Concentrations of credit risk are not significant.

Allowance for Doubtful Accounts

The Company does not maintain an allowance for doubtful account as its business does not, generally, rely upon the extension of credit.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory

Inventory is reported at the lower end of cost or market on the first-in, first-out (FIFO) method. Inventory at December 31, 2005 and December 31, 2004 was $42,978 and $79,501, respectively, and consisted primarily of the Company’s principal brands: XenaCor, XenaPan and XenaZyme.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation of property, plant and equipment is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). The carrying value of long-lived assets (tangible, identifiable intangible, and goodwill) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the lowest levels for which there are identifiable cash flows. If this review indicates that an asset’s carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value. At December 31, 2005, the Company’s management determined that certain software assets with a net carrying value of $46,189 were impaired and charged earnings for this amount. Management believes there are no other impairments of its long-lived assets; however, there can be no assurance that market conditions will not change or that demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company’s product revenues represent primarily sales of XenaCor, XenaPan and XenaZyme. Revenue is recognized upon delivery and receipt of cash or credit card payment from the customer. The Company manages the collection process for transactions processed on its website, but it outsources its fulfillment (delivery) process to a third party for certain products.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expense was less than $10,000 in both 2005 and 2004.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Pursuant to SFAS No. 109, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryfowards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the Company’s history of losses and its uncertainty of future income, the deferred tax assets resulting from the losses for 2005 have been fully offset by a valuation allowance. Consequently, no income tax provision was recorded.

Fair Value of Financial Instruments

Cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, as reflected in the consolidated financial statements, approximate fair value because of the short-term maturity of these instruments.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates arte subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Basic and Diluted Net Loss per Share

The Company computes basic and diluted loss per share in accordance with Earnings Per Share (SFAS No. 128). Basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company. The Company did not have any common stock equivalents in 2005 or 2004.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. The Company operates in one segment for management reporting purposes.

NOT 3. – RECENT ACCOUNTING PRONOUNCEMENTS

Contingently Convertible Instruments

In September 2004, the Emerging Issues Task Force (EITF) reached a consensus on The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (EITF No. 04-08), which is effective for reporting periods ending after December 15, 2004. EITF No. 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. EITF No. 04-08 did not impact earnings per share in 2005.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Share-Based Payment, (SFAS No. 123R) which is a revision of Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123R supersedes Accounting Principals Board (APB) Opinion No.25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Additionally, SFAS No. 123R amends the presentation of the statement of cash flows and requires additional annual disclosures. SFAS No. 123R is effective for small business public companies beginning with the first interim period January 1, 2006. Currently the Company does not have an option plan or any other share-based compensation program. There will be no effect upon implementation.

Accounting Changes and Error Corrections

In May 2005, the FASB issued Accounting Changes and Error Corrections (SFAS No. 154), which replaces APB Opinion No 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 retained accounting guidance related to changes in estimates, changes in a reporting entity and error corrections. However, changes in accounting principles must be accounted for retrospectively by modifying the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company does not believe adoption of SFAS No. 154 will have a material impact on its consolidated financial condition, results of operations or cash flows.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. – PREPAID EXPENSES AND OTHER CURRENTS ASSETS

As of December 31, 2005 and 2004, prepaid expenses and other current assets consisted of the following:

	December 31,
	2005	2004
Prepaid insurance	$14,383	$11,493
Inventory manufacturing deposits	28,963	—
Other	2,563	—
Total prepaid expenses and other current assets	$45,909	$11,493

Inventory manufacturing deposits typically represent a down payment of 33% on the total order, with the remainder due upon delivery to XenaCare Holdings, Inc.

NOTE 5. – PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment at December 31, 2005 and 2004 consisted of the following:

		December 31,
	Useful Lives	2005	2004
Property and Equipment:
Site of care equipment	8 - 10	$145,205	$145,205
Office furniture	10	8,950	8,950
Software	5	—	94,320
Computer equipment	5 - 8	97,346	61,048
Total		251,501	309,523
Less: accumulated depreciation		(74,450)	(77,589)
Property and equipment, net		$177,051	$231,934

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $44,992 and $40,375, respectively. At December 31, 2005, the Company’s management determined that certain software assets with a net carrying value of $46,189 were impaired and charged earnings for this amount.

NOTE 6. – ACCOUNTS AND ACCRUED EXPENSE PAYABLE

Accounts and accrued expense payable at December 31, 2005 and 2004, consisted of the following:

	December 31,
	2005	2004
Accounts payable	$37,642	$32,325
Accrued insurance payable	11,572	9,326
Accrued payroll	2,409	8,008
Other accrued expenses	3,600	3,444
Total accounts and accrued expense payable	$55,223	$53,103

NOTE 7. – DEBT

On June 1, 2004, the Company issued a one year promissory note to Momentum Marketing Inc. for $118,687. The note bore interest at an annual rate of 10% and was to mature on June 1, 2005. The note was collateralized by the Company’s assets. Momentum Marketing Inc. is owned by a majority stockholder in XenaCare Holdings, Inc. who is also the Managing Partner of XenaCare, LLC. On December 31, 2004 the principal amount of the note was satisfied by the issuance of 59,034 common shares to Momentum Marketing and the accrued interest was waived.

XENACARE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. – INCOME TAXES

The benefit from income taxes for the year ended December 31, 2005 consist of the following:

Current:
Federal	$(138,181)
State	(14,860)
Benefit from income taxes	(153,041)
Increase in valuation allowance	153,041
Benefit from income taxes, net of allowance	$—

The difference between benefit from income taxes computed by applying the federal statutory Corporate tax rate and actual income tax expense for the year ended December 31, 2005 is as follows:

Statutory federal income tax rate	34.00%
State income taxes, net of federal benefit	3.63
Increase in valuation allowance	(37.60)
Effective income tax rate	—%

The net deferred tax assets at December 31, 2005 are comprised of the following:

Deferred tax assets – non-current	$153,041
Valuation allowance	(153,041)
Net deferred tax asset	$—

The Company currently has a net operating loss (NOL) of $309,000 which can be utilized until the year 2026. The deductibility of the NOL is subject to the limitations provision of the Federal tax code (i.e. IRC § 382).

NOTE 9. – COMMITMENTS AND CONTINGENCIES

The Company leases office space on a month-to-month basis from a non-related party. The annualized rental expense is approximately $30,000.

NOTE 10. – COMMON STOCK

In mid-2005, members of XenaCare Management, LLC exchanged 1,600,000 units of membership interests for 800,000 shares of the Company. Additionally, the Company issued 175,000 shares of common stock for $262,500.

In June 2005, the Company was incorporated and issued 19,780,545 restricted shares to its founders. Of the shares granted to management, 310,000 were subjected to vesting requirements pursuant to a ratable period of five years.

NOTE 11. – SUBSEQUENT EVENT

During 2006, the Company issued an aggregate of 1,115,730 shares of common stock pursuant to a private placement of its common stock. Additionally, the Company issued 250,000 shares of common stock for product development services not yet rendered. The shares were valued at $2.00 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

The Florida Business Corporation Act (the “Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the “Articles”) and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Act.

The provisions of the Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Florida securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.

Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$407.15
Legal Fees and Expenses*	20,000.00
Accounting Fees and Expenses*	15,000.00
Financial Printing*	5,000.00
Transfer Agent Fees*	1,000.00
Blue Sky Fees and Expenses*	1,000.00
Miscellaneous*	7,092.85
TOTAL	$50,000.00

———————

*

Estimated

None of the foregoing expenses are being paid by the selling shareholders.

Item 26.

Recent Sales of Unregistered Securities

Upon the inception of the Company we issued an aggregate of 19,780,545 shares of our common stock to our 45 founders and executive officers. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

On December 31, 2004, the Company’s predecessor issued securities that were converted into 59,034 shares of the Company’s common stock in satisfaction of debt owed to a third party in the amount of $118,687.00. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

During June and July 2005 we issued an aggregate of 800,000 shares of our common stock to 21 class B membership holders of XenaCare, LLC in exchange for all of the issued and outstanding class B membership interests in XenaCare, LLC. The shares were valued at $2.00 per share. The series B membership holders were all deemed accredited. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption. In connection with the exchange offer made to the series B membership holders of XenaCare, LLC, we also offered the XenaCare, LLC series B membership holders the right to purchase shares of the Company’s common stock at $1.50 per share. Pursuant to the rights offering, we issued an aggregate of 175,000 shares of our common stock and the Company received gross proceeds of $262,500. The shares were issued to a total of 10 investors. The investors were all deemed accredited. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Between September 15, 2005 and September 30, 2006, the Company issued an aggregate of 1,115,730 shares of its common stock to 15 accredited investors pursuant to a private placement of its common stock. The shares were valued at $2.00 per share. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act. The securities contain a legend restricting the transferability absent registration or applicable exemption. The sales were arranged directly between the Company and the investors and no sales commission was paid in connection with the private placement.

On June 30, 2006, the Company issued to an individual 250,000 shares of its common stock for product development services to be rendered. The shares were valued at $2.00 per share. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares contain a legend restricting their transferability absent registration or applicable exemption.

Item 27.

Exhibits and Financial Statement Schedules

Exhibit No.

Description of Document

2.1

Form of Exchange Agreement with members of XenaCare, LLC

3.0

Amended and Restated Articles of Incorporation

3.1

Bylaws

5.1

Opinion of Arnstein & Lehr LLP (to be filed by amendment)

10.1

Marketing Agreement with Sierra Mountain Minerals, Inc. dated March 1, 2006 (to be filed by amendment)

10.2

Licensing Agreement with Scientific Sports and Nutrition Plan dated February 24, 2006

10.3

Form of Subscription Agreement

23.1

Consent of Independent Auditor

23.2

Consent of Arnstein & Lehr LLP (included in exhibit 5.1)

Item 28.

Undertakings

The undersigned Registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Sec declared it effective.

For the purposes of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on December 21, 2006.

XENACARE HOLDINGS, INC.

By:	/s/ DR. ALAN XENAKIS
Dr. Alan Xenakis, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DR. ALAN XENAKIS	Chief Executive Officer and (principal executive officer) Chairman	December 21, 2006
Dr. Alan Xenakis

/s/ BOBBY STORY	Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 21, 2006
Bobby Story

/s/ FRANK RIZZO	President and Director	December 21, 2006
Frank Rizzo

II-4